Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

October 16, 2006

Board of Directors
Hersha Hospitality Trust
510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106

Hersha Hospitality Trust Registration Statement on Form S-3
Relating to $400,000,000 of Unallocated Common Shares and Preferred Shares

Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof under the Securities Act of 1933, as amended, with respect to the offer and sale from time to time of securities with an aggregate public offering price of up to $400,000,000. The securities offered and sold by the Company pursuant to the Registration Statement may be all or any combination of (1) common shares of beneficial interest, par value $0.01 per share, of the Company (the "Common Shares") and (2) preferred shares of beneficial interest, par value $0.01 per share, in any class or series, of the Company (the "Preferred Shares"). The Common Shares and Preferred Shares are collectively referred to herein as the "Securities."

The Common Shares and/or Preferred Shares may be offered in any class or series and to the extent required will be issued pursuant to Articles Supplementary or amendments to the Company's Declaration of Trust, as amended, restated or supplemented, filed with the Maryland State Department of Assessments and Taxation ("SDAT").

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. We have further assumed that, at and prior to the time of the sale and delivery of any Securities pursuant to the Registration Statement, (a) the Board of Trustees of the Company (or the committee of the Board or the officer authorized to act on behalf of the Company) will have duly established the rights, powers, privileges and preferences and other terms, if any, of any class or series, as applicable, of the Common Shares, or the Preferred Shares, (b) the resolutions adopted by the Board relating to the issuance of Securities prior to the date hereof have not have been amended, modified or rescinded in any way that is relevant to the matters addressed in this opinion, (c) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (d) there has not occurred any change in law adversely affecting the power of the Company to offer and sell the Securities or the validity of the Securities.

We have also assumed that the terms of any Common Shares or Preferred Shares to be established subsequent to the date hereof, the offering, sale and delivery of any such Securities, and compliance by the Company with the rights, powers, privileges and preferences and other terms, if any, of such Common Shares or Preferred Shares will not at the time of such offering, sale and delivery violate or conflict with (a) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (b) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (c) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Common Shares or Preferred Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time. We have also assumed that prior to the offering and sale in the case of Preferred Shares, Articles Supplementary will have been filed with, and accepted for record by, SDAT. Notwithstanding anything herein to the contrary, we have also assumed that in no event will the combined aggregate purchase prices for the Securities to be offered pursuant to the Registration Statement exceed the registered amount of $400,000,000

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

2. When (a) the terms of any class or series of the Common Shares or Preferred Shares, as applicable, have been authorized by appropriate action of the Company, and (b) the Common Shares or Preferred Shares, as applicable, have been issued and sold upon the terms and conditions set forth in the Registration Statement, the prospectus, the applicable prospectus supplement and any free-writing prospectus, then such Common Shares or Preferred Shares, as applicable, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any law other than the Maryland REIT Law, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

Very truly yours,

/s/ Hunton & Williams LLP